Exhibit 6

CERTIFICATE

I, Tomu Numata, Attorney-at-law, do hereby certify that attached hereto is a true and correct English translation of the Japan Bank for International Cooperation Act (Act No. 39 of 2011), as amended, and that such Act is in full force and effect as of the date hereof.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 29th day of September, 2015.

/s/ Tomu Numata
Tomu Numata
Attorney-at-law